Exhibit 10.50

FIRST AMENDMENT TO THE WILLBROS GROUP, INC. MANAGEMENT SEVERANCE PLAN FOR EXECUTIVES - CANADA

            WHEREAS, Willbros Group, Inc. (the "Company") sponsors the Willbros Group, Inc. Management Severance Plan for Executives - Canada (the "Plan"), effective October 30, 2014; and

            WHEREAS, the Plan has one participant, Michael J. Fournier ("Fournier"); and

WHEREAS, Section 10.2 of the Plan provides that "The Plan may not be amended except for: (i) an amendment that increases the benefits payable under the Plan or otherwise constitutes a bona fide improvement of a Participant's rights under the Plan or (ii) an amendment which decreases the benefits of a Participant that is consented to in writing by such Participant or that is required in order for the Plan to comply with applicable law or regulation."; and

WHEREAS, this First Amendment  "increases the benefits payable under the Plan" and "constitutes a bona fide improvement of a Participant’s rights under the Plan" and, in any event, Fournier’s written consent is a condition to this First Amendment;

NOW THEREFORE, the Plan is hereby amended as follows, effective December 1, 2015, subject to the written consent of Fournier:

1. Section 1.1.29 is hereby restated in its entirety as follows:

1.1.29     "Severance Compensation" means, with respect to each Participant, the sum of the following:

(i)
The greater of such Participant’s Annual Base Compensation (without any reduction for the amount of any waiver by a Participant of all or any portion of Annual Base Compensation) at the rate in effect:

(a)    immediately prior to the date of the Change in Control, or
(b)    on the date of such Participant’s Separation from Service; plus

(ii)	The Participant’s greatest annual cash bonus received during the thirty-six (36) month period ending on:

(a)	the date of the Change in Control, with respect to a Separation from Service following the date of a Change in Control, or

(b)	the date of Separation from Service, with respect to a Separation from Service occurring prior to the date of a Change in Control.
2. Section 3.1.2 is hereby restated in its entirety as follows:

3.1.2 Separation from Service prior to a Change in Control.  If, prior to a Change in Control and before December 1, 2018, a Participant incurs an involuntary Separation from Service by action of the Employer other than for Cause, the Participant shall be entitled to a lump sum cash payment in an amount equal to two hundred percent (200%) of the Participant's Severance Compensation under Section 1.1.29(i) only, which shall be paid on the Payment Date. If, prior to a Change in Control and on or after December 1, 2018, a Participant incurs an involuntary Separation from

Service by action of the Employer other than for Cause, the Participant shall be entitled to a lump sum cash payment in an amount equal to one hundred percent (100%) of the Participant’s Severance Compensation, which shall be paid on the Payment Date.
            3.         Except as set forth above, the Plan shall continue in full force and effect.

               DATED this 5th day of November, 2015, to be effective as set forth above.

WILLBROS GROUP, INC.

By:     /s/ Van Welch
Van Welch
Executive Vice President & Chief
  Financial Officer